EXHIBIT (H)(4)

                           THE ISLAMIA GROUP OF FUNDS

                               EXPENSES AGREEMENT

On July 17, 2001, the Board of Trustees of Islamia Group of Funds (the "Trust") approved the appointment of Azzad Asset Management, Inc. ("Advisor") to act as investment adviser for the Islamia Income Fund and the Azzad/Dow Jones Ethical Market Fund, each a series of the Trust, pursuant to respective investment advisory agreements on behalf of each series. In addition to the terms of those agreements, the Trust and the Advisor hereby confirm the agreement reached at the July 17, 2001, Board of Trustees meeting:

1. Effective for a one-year period beginning on the date each agreement is executed, respectively, the Advisor hereby agrees to waive all or a portion of its management fees and/or reimburse each series of the Trust for the operating expenses it incurs during that period, but only to the extent necessary to maintain total annual operating expenses at 2.25% of the average daily net assets of the series for that period. "Operating expenses," for purposes of this Agreement, shall exclude brokerage costs, interest, taxes, litigation, and other extraordinary expenses.

2. The Trust hereby agrees that any operating expenses of the respective series of the Trust reimbursed or waived by the Advisor pursuant to this Agreement shall be repaid to the Advisor by the respective series of the Trust in the first, second, and third fiscal years after which such reimbursement or waiver occurred, if the total operating expenses of each series of the Trust, after giving effect to the repayment, do not exceed 2.25% of the average daily net assets (or any lower expense limitation or limitations to which the parties may otherwise agree) of the series.

3. The Advisor and the Trust agree that the agreement set forth in paragraph 1 of this Agreement may be extended from year to year upon notice from the Advisor and acceptance by the Trust.

Executed this ______ day of July 2001.

Azzad Asset Management, Inc.


By:
    ----------------------------
    Bashar Qasem,  President

Islamia Group of Funds


By:
    ----------------------------
    Ali Khan, President